Exhibit 99.1
ION Reports First Quarter 2010 Results
First Quarter EPS of ($0.09), excluding special items
     HOUSTON - May 5, 2010 — ION Geophysical Corporation (NYSE: IO) today reported first quarter 2010 revenues of $88.7 million, resulting in a net loss of ($11.2) million, or ($0.09) per share, excluding certain special items described below. In the first quarter of 2009, ION’s net loss was ($10.4) million, or ($0.10) per share, on revenues of $106.9 million, excluding special items. During the first quarter of 2010, ION incurred $44.1 million, before tax, or $0.51 per share, after tax, of charges associated with the formation of the land joint venture with BGP and the re-financing of our debts. These special charges are provided in more detail in a table at the end of this press release. Including these special items, loss per share for the first quarter was ($0.60). In the first quarter of 2009, including special items, ION’s net loss was ($38.4) million, or ($0.39) per share.
     Bob Peebler, ION’s Chief Executive Officer, said, “The results for the quarter were within the range of our internal expectations. We had a weak start in our land equipment business, and similarly, a relatively slow start for our marine equipment business. This was not surprising since equipment sales are tied to our contractor customers’ activity and typically lags any pick-up in their business. The land business’ weakness was further compounded by the fact that our Chinese customers, including BGP, generated no sales for ION during the quarter due to the timing of the impending INOVA Geophysical joint venture that closed at the end of the quarter. The good news is that most leading indicators for future equipment sales are improving, including contractor activity and our pipeline of future business opportunities. We expect that the first quarter will be the low point for the year, with improvement going forward in both land and marine equipment sales.
     “On the positive side, our marine software, data processing, and multi-client businesses all finished the first quarter stronger than the prior year period, which suggests we are in the early stages of a rebound. In addition to seeing growing signs of improved future business, the biggest news for the quarter was our completion of the INOVA Geophysical land joint venture with BGP. As previously discussed, we believe this is a transformational event for the company. The cash infusion from BGP allowed us to significantly de-leverage and improve our balance sheet. In addition, our two companies are now much better aligned as a result of the joint venture and BGP taking an ownership position in ION.”
FIRST QUARTER 2010
     Total revenues in the first quarter of 2010 decreased 17% to $88.7 million compared to $106.9 million a year ago. The Land Imaging Systems and Marine Imaging Systems segments experienced lower revenues compared to prior year. ION Solutions segment revenues increased by 2% over the prior year, while the Data Management Solutions division experienced a 10% increase in revenues compared to the prior year.
     During the first quarter of 2010, the ION Systems group generated sales of $40.6 million compared to $59.9 million in the same period in 2009. Land Imaging Systems’ revenues decreased to $18.9 million compared to $34.2 million in the first quarter of 2009. The lower results for the first quarter were primarily caused by the lack of sales to the Company’s Chinese customers during the first quarter due to the impending formation of the joint venture. Marine Imaging Systems’ revenues decreased to $13.7 million compared to $18.5 million a year ago, mainly due to lower DigiBIRD™ positioning product sales. However, partially offsetting the decrease was the continued market demand for DigiFIN® as customers continue to retrofit their existing fleets with the latest streamer control technology. Data Management Solutions’ revenues increased to $8.0 million for the first quarter compared to $7.2 million a year ago as a result of the continued success of converting the high end 3D vessels to the ORCA® software platform.
     The ION Solutions group generated $48.1 million in revenues compared to $47.0 million in the same period a year ago. The increase was primarily driven by continued robust data processing revenues and by increased data library sales, partially offset by a reduction in new venture program revenues compared to a year ago. As seen throughout 2009 and into 2010, ION’s data processing services group continues to grow and to generate strong revenues.

     Consolidated gross margins for the first quarter of 2010 decreased to 25% from 32% in the first quarter of 2009. The decrease in the gross margin percentage was primarily due to the impact of rental equipment depreciation in the Land Imaging Systems segment and the product mix in the ION Solutions group. However, the gross margins in the Marine Imaging Systems and Data Management Solutions divisions remained consistent with those of 2009.
     Excluding the 2009 special items, operating expenses for the first quarter of 2010 decreased by $5.8 million compared to the prior year period. As a percentage of revenue, operating expenses during the first quarter were stable at 38% compared to 37% in the prior year period. Adjusted EBITDA for the first quarter decreased to $15.9 million compared to $18.0 million in the first quarter of 2009. A reconciliation of Adjusted EBITDA to reported earnings can be found in the financial tables of this press release.
     The Company’s effective tax rate during the first quarter of 2010 was (20.7%) (provision on a loss) compared to 27.1% (benefit on a loss) for the same period in 2009. The change in effective tax rate relates primarily to the tax impact on the special charges related to the closing of the joint venture transaction with BGP. Removing the impact of these special charges of $44.1 million, before tax, the effective tax rate was 29.1% (benefit on a loss).
OUTLOOK
     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “As mentioned last quarter, our plan is to return ION to a profitable business this year, excluding any one-time charges related to the formation of the joint venture, and to set the stage for a much improved 2011. Our current expectations are that we will experience increasing momentum in all of our businesses as the year unfolds, which will likely carry into 2011. We are not yet positioned to give formal guidance for next year, but assuming the world economies continue to heal and oil prices stay above $70 per barrel, we expect a much stronger 2011.”
CONFERENCE CALL

     ION has scheduled a conference call for Thursday, May 6, 2010, at 10:00 a.m. Eastern Time. To participate in the conference call, dial 480-629-9726 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 20, 2010. To access the replay, dial 303-590-3030 and use pass code 4285993#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the web cast will be available shortly after the call on the Company’s website.
About ION
     ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
R. Brian Hanson
Chief Financial Officer
+1.281.879.3672
Jack Lascar
DRG&E
+1.713.529.6600
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include future sales and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, benefits expected to result from the INOVA joint venture and related transactions and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the economic downturn and the volatile credit environment; risks associated with the operation of the INOVA joint venture; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2009.
Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Product revenues	$40,242	$59,476
Service revenues	48,477	47,414

Total net revenues	88,719	106,890

Cost of products	30,491	40,031
Cost of services	35,862	33,163

Gross profit	22,366	33,696

Operating expenses:
Research, development and engineering	8,999	11,465
Marketing and sales	7,906	9,763
General and administrative	16,438	19,000
Impairment of intangible assets	—	38,044

Total operating expenses	33,343	78,272

Loss from operations	(10,977)	(44,576)
Interest expense, net, including $18.8 million of non-recurring items in 2010	(25,643)	(6,933)
Loss on disposition of land division	(38,115)	—
Fair value adjustment of the warrant	12,788	—
Other income (expense)	3,217	(22)

Loss before income taxes	(58,730)	(51,531)
Income tax expense (benefit)	12,160	(13,963)

Net loss	(70,890)	(37,568)
Preferred stock dividends	875	875

Net loss applicable to common shares	$(71,765)	$(38,443)

Earnings per share:
Basic and diluted net loss per share	$(0.60)	$(0.39)

Weighted average number of common shares outstanding:
Basic and diluted	120,312	99,743

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$46,344	$16,217
Restricted cash	1,185	1,469
Accounts receivable, net	61,112	111,046
Current portion notes receivable	—	13,367
Unbilled receivables	28,708	21,655
Inventories, net	53,545	202,601
Deferred income tax asset	6,827	6,001
Prepaid expenses and other current assets	6,598	23,145

Total current assets	204,319	395,501
Deferred income tax asset	15,652	26,422
Property, plant and equipment, net	18,245	78,555
Multi-client data library, net	123,538	130,705
Equity method investment	119,000	—
Goodwill	50,705	52,052
Intangible assets, net	24,650	61,766
Other assets	6,962	3,185

Total assets	$563,071	$748,186

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current maturities of long-term debt	$7,950	$271,132
Accounts payable	18,282	40,189
Accrued expenses	45,390	65,893
Accrued multi-client data library royalties	17,628	18,714
Fair value of the warrant	—	44,789
Deferred revenue and other current liabilities	14,417	13,802

Total current liabilities	103,667	454,519
Long-term debt, net of current maturities	106,502	6,249
Non-current deferred income tax liability	5,456	1,262
Other long-term liabilities	8,960	3,688

Total liabilities	224,585	465,718

Stockholders’ equity:
Cumulative convertible preferred stock	68,786	68,786
Common stock	1,426	1,187
Additional paid-in capital	774,804	666,928
Accumulated deficit	(482,438)	(411,548)
Accumulated other comprehensive loss	(17,527)	(36,320)
Treasury stock	(6,565)	(6,565)

Total stockholders’ equity	338,486	282,468

Total liabilities and stockholders’ equity	$563,071	$748,186

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(70,890)	$(37,568)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization (other than multi-client library)	11,238	10,643
Amortization of multi-client library	12,382	13,899
Stock-based compensation	1,660	2,035
Bad debt expense	131	2,377
Amortization of debt discount	8,656	—
Write-off of unamortized debt issuance costs	10,121	—
Fair value adjustment of the warrant	(12,788)	—
Deferred income taxes	8,179	(15,380)
Loss on disposition of land division	38,115	—
Impairment of intangible assets	—	38,044
Change in operating assets and liabilities:
Accounts and notes receivable	35,294	46,645
Unbilled receivables	(7,053)	(6,956)
Inventories	(52)	(18,337)
Accounts payable, accrued expenses and accrued royalties	(12,536)	(52,551)
Deferred revenue	3,913	1,158
Other assets and liabilities	269	7,152

Net cash provided by (used in) operating activities	26,639	(8,839)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,268)	(1,580)
Investment in multi-client data library	(5,215)	(18,296)
Cash, net of fees, from disposition of land division	102,848	—
Cash balances of the disposed land division contributed to INOVA Geophysical	(3,058)	—
Other investing activities	(3,168)	143

Net cash provided by (used in) investing activities	90,139	(19,733)

Cash flows from financing activities:
Net proceeds from issuance of debt	105,695	—
Net proceeds from issuance of common stock	38,039	—
Borrowings under revolving line of credit	85,000	32,000
Repayments under revolving line of credit	(174,429)	—
Payments on notes payable and long-term debt	(139,211)	(14,873)
Payment of preferred dividends	(875)	(875)
Other financing activities	(28)	257

Net cash (used in) provided by financing activities	(85,809)	16,509

Effect of change in foreign currency exchange rates on cash and cash equivalents	(842)	(437)

Net increase in cash and cash equivalents	30,127	(12,500)
Cash and cash equivalents at beginning of period	16,217	35,172

Cash and cash equivalents at end of period	$46,344	$22,672

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Net revenues:
Land Imaging Systems	$18,926	$34,182
Marine Imaging Systems	13,699	18,453
Data Management Solutions	7,973	7,246

Total ION Systems Division	40,598	59,881
ION Solutions Division	48,121	47,009

Total	$88,719	$106,890

Gross margin percentages:
Land Imaging Systems	(5.9%)	17.0%
Marine Imaging Systems	41.6%	43.8%
Data Management Solutions	67.3%	68.0%

Total ION Systems Division	24.5%	31.4%
ION Solutions Division	25.8%	31.7%

Total	25.2%	31.5%

Income (loss) from operations:
Land Imaging Systems	$(10,609)	$(4,747)
Marine Imaging Systems	1,892	2,761
Data Management Solutions	4,806	4,430

Total ION Systems Division	(3,911)	2,444
ION Solutions Division	5,565	5,206
Corporate	(12,631)	(14,182)
Impairment of intangible assets	—	(38,044)

Total	$(10,977)	$(44,576)

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     Adjusted EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principles (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended
	March 31,
	2010	2009
Net loss	$(70,890)	$(37,568)
Interest expense, net	25,643	6,933
Income tax expense (benefit)	12,160	(13,963)
Depreciation and amortization expense	23,620	24,542
Impairment of intangible assets	—	38,044
Loss on disposition of land division	38,115	—
Fair value adjustment of the warrant	(12,788)	—

Adjusted EBITDA	$15,860	$17,988

Reconciliation of Special Charges to Diluted Earnings Per Share
(Non-GAAP Measure)
(In thousands, except per share amounts)
(Unaudited)
     The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income (loss) from operations or net income (loss) excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income (loss), net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31, 2010
	As	Loss on	Write-off of	Adjustments of	As
	Reported	Disposition	Debt Costs*	the Warrant	Adjusted
Net revenues	$88,719	$—	$—	$—	$88,719
Cost of sales	66,353	—	—	—	66,353

Gross profit	22,366	—	—	—	22,366
Operating expenses	33,343	—	—	—	33,343

Loss from operations	(10,977)	—	—	—	(10,977)
Interest expense, net	(25,643)	—	10,121	8,656	(6,866)
Loss on disposition of land division	(38,115)	38,115	—	—	—
Fair value adjustment of the warrant	12,788	—	—	(12,788)	—
Other income	3,217	—	—	—	3,217
Income tax expense (benefit)	12,160	(19,954)	3,542	—	(4,252)

Net loss	(70,890)	58,069	6,579	(4,132)	(10,374)
Preferred stock dividends	875	—	—	—	875

Net loss applicable to common shares	$(71,765)	$58,069	$6,579	$(4,132)	$(11,249)

Basic and diluted earnings per share	$(0.60)				$(0.09)

Weighted average number of basic and diluted common shares outstanding	120,312				120,312

*	Relates to the write-off of unamortized debt issuance costs relating to our first quarter 2010 re-financings.

	Three Months Ended March 31, 2009
	As	Impairment	Restructuring	As
	Reported	Charges	Charges	Adjusted
Net revenues	$106,890	$—	$—	$106,890
Cost of sales	73,194	—	(517)	72,677

Gross profit	33,696	—	517	34,213
Operating expenses	78,272	(38,044)	(1,081)	39,147

Loss from operations	(44,576)	38,044	1,598	(4,934)
Interest expense, net	(6,933)	—	—	(6,933)
Other expense	(22)	—	—	(22)
Income tax expense (benefit)	(13,963)	11,033	559	(2,371)

Net loss	(37,568)	27,011	1,039	(9,518)
Preferred stock dividends	875	—	—	875

Net loss applicable to common shares	$(38,443)	$27,011	$1,039	$(10,393)

Basic and diluted earnings per share	$(0.39)			$(0.10)

Weighted average number of basic and diluted common shares outstanding	99,743			99,743
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